EXHIBIT 23(c)

                 CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-4, No. 333-09043) of Proffitt's, Inc. pertaining to stock options resulting from the merger with Parisian, Inc. and to the incorporation by reference therein of our report dated March 3, 1994 (with respect to the consolidated statements of earnings, shareholders' equity, and cash flows of Younkers, Inc. for the year ended January 29, 1994, not separately presented), appearing in the Annual Report (Form 10-K) of Proffitt's, Inc. for the year ended February 3, 1996, filed with the Securities and Exchange Commission.



                                        /s/   Ernst & Young LLP
                                        ERNST & YOUNG LLP

Des Moines, Iowa
October 21, 1996